EXHIBIT 99.1


              TELTRONICS AND TELIDENT SIGN DEFINITIVE AGREEMENT FOR
                         TELTRONICS TO ACQUIRE TELIDENT

SARASOTA, Fla.--(BUSINESS WIRE)--Jan. 7, 2000--Teltronics, Inc. (Nasdaq:TELT) and Telident, Inc. of Minneapolis (Nasdaq:TLDT) announced today that they signed a definitive agreement on Dec. 31, 1999 pursuant to which Teltronics will acquire Telident's assets.

"We're pleased to have executed this agreement with Telident," said Ewen Cameron, president and chief executive officer of Teltronics. "Our 9-1-1 business will be complimented greatly by Telident's technology and we expect strong synergy between the two companies."

The companies announced on Dec. 7, 1999 the execution of a letter of intent in which Teltronics would acquire Telident's assets for 637,500 shares of Teltronics common stock. Teltronics will also assume certain contractual obligations of Telident with regard to the business being acquired.

The Teltronics shares will be distributed to Telident shareholders following the closing of the transaction, which is anticipated to be completed by the end of March. The transaction is subject to customary conditions including approval of the dissolution of Telident by holders of a majority of the voting securities of Telident.

Pursuant to an agreement entered into between Teltronics and holders of approximately 58% of the voting securities of Telident, such holders approved the terms of the definitive agreement and agreed to vote in favor of the dissolution of Telident.

            ABOUT TELTRONICS, INC.

Teltronics, Inc. is dedicated to excellence in the design, development and assembly of electronics equipment and software to enhance the performance of telecommunications networks. The company manufactures telephone switching systems and software for small-to-large size businesses, government and 911 public safety communications centers.

Teltronics provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their telecommunications systems. The company also serves as an electronic contract manufacturing partner to customers in the U.S.

Interactive Solutions, Inc., a subsidiary of Teltronics, Inc., designs, manufactures and markets technologically advanced, voice-activated, multimedia computer solutions and LCD display technologies. Teltronics' common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol "TELT".

For further information regarding Teltronics please view their web site at www.teltronics.com.

            ABOUT TELIDENT, INC.

Based in Minneapolis, Telident, Inc. (www.telident.com) designs, manufactures and market proprietary hardware and software systems for providing the exact location of a 9-1-1 telephone call within a private branch exchange (PBX) system to emergency dispatchers, thus improving response times and enhancing safety.

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The completion of the transaction described here in and any synergy between out product lines are forward-looking statements which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including approval of the dissolution of Telident by Telident shareholders, the satisfaction of customary closing conditions, the market acceptance of the products and technology offered following Teltronics' purchase of Telident's assets and other factors described in both Teltronics' and Telident's filings with the Securities and Exchange Commission. The actual results that the Companies achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

CONTACT: Teltronics, Inc.
Ewen R. Cameron, 941/753-5000
telt@teltronics.com
or
MKR Group, LLC for Teltronics, Inc.
Charles Messman, 415/934-6811
cmessman@mkr-group.com
Todd Kehrli, 415/934-6811
tkehrli@mkr-group.com
or
Telident, Inc.
Bruce Senske, 612/338-4722